Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2020

October 22, 2020  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Jeff Schmitt	William Blair & Company, LLC
Meyer Shields	Keefe, Bruyette & Woods, Inc.
Randy Binner	B. Riley FBR, Inc.
Scott Heleniak	RBC Capital Markets LLC

RLI CORP.

Moderator: Aaron Diefenthaler

October 22, 2020

10:00 a.m. (CDT)

Operator: Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Third Quarter Earnings Teleconference. [Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties, which may cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K as supplemented in the Form 10-Q for the quarterly period ended September 30, 2020, which should be reviewed carefully. The Company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website at www.rlicorp.com.

I will now turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer; Mr. Aaron Diefenthaler. Please go ahead, sir.

Aaron Diefenthaler: Thank you, Ryan. Good morning, everyone and welcome to RLI's third quarter earnings call. Joining us today are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Todd Bryant, Chief Financial Officer.

As in prior quarters, Todd will kick things off with financial details on the 3 and 9-month periods ending September 30. Hopefully, that information will answer some of your common questions. Craig will follow with some detail on the product portfolio. We can then open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant: Thanks, Aaron, and good morning, everyone. Last night, we reported third quarter operating earnings of $0.42 per share. In a quarter that was impacted by a number of severe hurricanes, we achieved 9% top line growth and posted a 99.5% combined ratio. Investment income declined modestly, while investee earnings and unrealized returns on the investment portfolio reversed adverse trends experienced earlier in the year. Positive net earnings drove book value per share up 13% for the year, inclusive of dividends, to end the quarter at $24.40. Pricing momentum continued in a number of our products and the pandemics influence was modest this quarter, with Casualty posting 11% top line growth, while Property and Surety were up 8% and 1%, respectively.

Craig will talk more about individual products and market conditions in a minute, but overall growth in gross premiums written was driven largely by rate increases and expanded distribution. From an underwriting perspective, the quarter's numerous hurricanes resulted in one of our larger cat-impacted periods.

Recorded losses from hurricanes Hanna, Isaias, Laura, and Sally are within our preannounced range and stand at $39 million net of reinsurance. $35 million of that is from our Property segment and $4 million impacted Casualty where a number of our packaged policies are reported. Net of bonus-related impacts, these losses totaled $33.2 million or $0.58 per share net of tax and added 15 points to the quarter's combined ratio. Overall, the quarter's loss ratio was 58.9%.

In addition to catastrophe losses, we maintained the elevated current year loss booking ratios, mentioned last quarter, on certain financial-related products where heightened exposure to pandemic-related losses exist. This resulted in recording $4 million in COVID-19-related losses, $3 million in Casualty and $1 million in Surety. Year-to-date, reserves established for COVID-19 totaled $15 million. By segment, amounts recorded totaled $2 million for Property, $3 million for Surety and $10 million for Casualty.

To date, we have not paid any COVID-related indemnity amounts. A majority of claims received have been closed, but we continue to investigate and review all claims submitted. Offsetting reserve additions in the quarter were approximately $25 million in net benefits from prior year's reserve releases. By segment, Casualty totaled $19 million with a majority of products posting favorable experience. Surety posted $3 million in benefits and Property was $3 million, inclusive of some reductions in prior year storm losses.

Moving to expenses. Our quarterly expense ratio remained below last year, down 1.3 points to 40.6%. Book value growth improved during the quarter but continues to lag prior year as does our combined ratio, resulting in lower amounts earned under incentive compensation. The decline in amounts under incentive plans accounts for the majority of the decrease in our expense ratio as well as the bulk of the decrease in general corporate expense. Having said that, while revenue has exceeded our early estimates at the onset of the pandemic, targeted actions set in motion to eliminate or defer expenses have persisted. We are continuing to evaluate areas of opportunity for efficiency gains and expense savings, while increasing our investment in technology, particularly those related to customer experience and ease of doing business.

Turning to investments. We are pleased to see a continued recovery in most sectors during the quarter. Despite some September volatility for equities, the portfolio again produced positive results and a 2.2% total return. Although invested assets contributed to sustained growth and book value, the current interest rate environment weighed on investment income during the quarter. Operating cash flow was strong this quarter and drove a continued preference for purchase activity in high-quality investment-grade securities. While capital markets volatility may resurface in the near term, 2020 has confirmed that our sound balance sheet can weather most storms.

Outside of the core portfolio, our share of investee earnings increased nicely in the quarter. For Maui Jim, net sales improved from the second quarter's trend as the retail sector opened up further. While sales remained down significantly on a year-to-date comparative basis, efforts to right size related operating expenses have proven effective. For Prime, investee earnings continued to advance, reflective of growth in revenue and earnings they are experiencing. As mentioned previously, results for both investees may be influenced by any economic headwinds, particularly in the retail sector as it relates to Maui Jim. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Todd, and good morning, everyone. As Todd mentioned, we were able to grow top line 9% and still deliver a small underwriting profit for the quarter despite significant headwinds. 2020 has been an unprecedented year to say the least, with 10 named storms making landfall in the continental U.S., wildfires across a large portion of the West, a derecho in the Midwest, civil unrest in many cities, and an ongoing global pandemic. The market was hardening prior to these events as a result of prolonged competition and rising loss costs. We are seeing some acceleration of discipline into the market with a greater focus on limit and attachment point management, tighter terms and conditions, increased rates, and more refined appetites where the pain is greatest. The market continues to improve more broadly, but still not everywhere. Improving conditions and increased submission flow are most pronounced in low-frequency, high-severity products where we often find the less regimented underwriting occurs.

Despite all the tragedies associated with this year, RLI continues to be steadfast in helping and supporting our customers, while also delivering underwriting profit and double-digit book value growth to our shareholders. Our financial strength, diversified portfolio of products and relentless focus on disciplined underwriting and customer service have served us well. Our underwriters have narrow and deep knowledge in their space and know when we are being appropriately compensated for the risks we take. We will continue to take advantage of opportunities where we have expertise and where we choose to compete. I'll provide a little more color by operating segment.

In Casualty, we were able to grow 11% while reporting a 90 combined ratio. Rates are up 10% across the segment, driven by excess liability coverages and automobile exposures. On commercial and executive product excess liability, we are seeing shorter limits being deployed, higher attachments, and tighter terms required and significantly higher rates. Our commercial excess liability rates were up about 11% for the quarter, while our executive product rates were up more than 35%. We continue to see double-digit revenue growth out of these products, which has largely been driven by rate. Our personal umbrella business also continues to grow with more than a 50% increase for the quarter and year-to-date from investments made in technology, new and existing distribution partners as well as market disruption. Our transportation business continues to be challenged on the top line, shrinking 8% for the quarter and off more than 40% year-to-date, largely driven by the negative impact that COVID-19 has had on the charter, transit, and school bus sector. On a brighter note, rates continue to exceed loss costs. The business remains profitable for us, and we are starting to see signs of resiliency in the public auto business. Casualty market dynamics do appear bifurcated in that primary casualty products with limits of $1 million or less, many construction risks, and workers' compensation still remain very competitive. For RLI, this includes about 35% of our casualty portfolio, represented by products like small professional liability, admitted and non-admitted general liability, and package policies.

In Property, we achieved 8% growth but reported a sizable underwriting loss as a result of the four named storms we experienced during the quarter. We have very few reported losses from the derecho and wildfires. The most significant storm for us was Hurricane Laura that hit Southwest Louisiana in late August. Given the frequency and severity of these events, the losses have fallen within our expectations. The time is now to deliver on our promise and differentiate ourselves, and we are doing just that. We had claim representatives on the ground shortly after each event, assessing damage and writing checks to our policyholders for covered property and time-element exposures. These catastrophes, along with a tighter reinsurance market will continue to drive further hardening of rates. For the entire Property segment, rates were up about 14% for the quarter and 12% year-to-date. Wind-only rates are up over 40% in the quarter, which is the fifth consecutive quarter we have achieved increasing price momentum. There have also been spillover effects in other property perils, including earthquake, which achieved its third consecutive quarter of double-digit rate increases. Despite the rate increases, we continue to see steady competition from MGAs offering capacity in the catastrophe space. Our overall exposures have remained relatively flat while growing our property premium about 10% year-to-date. Other products in the property worth noting include our Hawaii homeowners business, which continues to grow at a double-digit pace and deliver underwriting profits despite the challenges to the island's economy. Marine also continues to be a disruptive market as a result of fallout from Lloyd's. We have achieved more moderate growth here, but rate continues to outpace loss trends. All in all, we are pleased with the underlying positioning of this segment.

The Surety segment was able to grow 1% and reported an impressive 75 combined ratio for the quarter. All the major segments within this business remain profitable. Our focus on the most financially secure and well-run companies has typically mitigated the fallout associated with economic downturns. We suspect there are some carriers wrestling with distressed accounts and underlying profitability as a result of less disciplined underwriting that occurred pre-pandemic. We will continue to focus on making investments in our sales teams, technology, and smaller transactional businesses, which will serve us well in the long term.

Overall, a pretty good quarter in light of events that occurred and the challenges we continue to tackle. Rates are continuing to move in the right direction and more broadly, and top line growth is better than expected. We continue to remain connected to our customers and producers through technology, phone and video calls and even in-person whenever possible. We believe that online connectivity can supplement, but never replace experiences, trust, problem solving, and relationships that are only forged in-person. People are the difference. Our talented associates provide the personal service and consistent appetite that have always been differentiators and continue to serve us well through the times of both turmoil and tranquility.

Although many can't wait to move on to 2021, we believe the events of 2020 have helped highlight why RLI is different. That difference has served all of our stakeholders well and distinguishes us. I'd like to thank all of our RLI associates for going the extra mile to deliver to our customers and producers in a most challenging time. Being different, still works. Thank you. And I'll now turn it back to the moderator to open up for questions.

Operator: [Operator Instructions]. We will take our first question, and that is from Randy Binner with B. Riley.

Randy Binner: I appreciate all the detailed commentary, and kind of pockets of opportunity are always of interest on this call. I guess I was -- on the kind of smaller casualty risks - comp, GL package - hearing that's very competitive still, I'd kind of like to hear a little bit more about that if that's very competitive and likely to see more pain in capital leave or if loss rates are manageable enough there that, that can be an area where you still see competitors being aggressive.

Craig Kliethermes: Well, Randy, this is Craig. I mean I think the reaction in the market is where the pain is being felt the most. I think on the shorter limits -- the smaller limit liability policies, package policies, I think, generally results for the industry have remained decent, I would say. And this is not atypical what happens when a market starts to harden, people get much -- there's much more excitement, much more submission flow around the larger limits, around the longer tail casualty products that have higher attachment points. I mean I think rates are still down overall in workers' comp. I think other people have reported that as well. And I think although rates are up in the primary liability space that I talked about, they're not up nearly as much as they are in the excess casualty. So I mean, it's going in the right direction. It probably covers loss trend, but you're not seeing anything that necessarily would increase long-term margins, I think, in that business in the short term.

Randy Binner: And then can we just review -- in your comments with the bus and -- charter bus and I think buses, public transportation, that is, I think your comment was that there's kind of a somewhat permanent decrease in demand for insurance there because the wheels aren't moving. Was that the takeaway there? Or was there more to it than that?

Craig Kliethermes: Well, certainly, after -- right after the pandemic began, almost that business came to a complete stop, at least the charter bus business came to a stop. So if you think about charter buses, those are people a lot of times older folks that might get on there and actually take a vacation on a -- might go up and down the California Coast, for example, or they might go to a casino or they might go -- so it's really affiliated with travel, entertainment and recreation. And that really came to almost a screeching halt. First of all, because of the population that typically gets on those buses, but also just putting that many people -- I mean, normally, they would put 60 people on a bus, and you can't really do that in the middle of a pandemic. And I think what you're seeing now is a little resiliency there. People are trying to figure it out. They're either hiring more buses to do the same thing so they have spatial distancing on the bus. And some of the school buses are actually starting to go back a little bit. And some sports are coming back, which is sometimes transports people to and from. But then a lot of times, it takes more buses to transport the same number of people to make sure you have that spatial distancing. So we're starting to see, let's say, resiliency, resourcefulness. You're seeing these businesses come up with way just like restaurants and bars. Initially, a lot of them were closed. They've tried to figure out, well, how can I do it with 25% seating? How can I do it with 50% seating? How can I do it outdoors? How can I do it with delivery? I mean I think it speaks to American ingenuity, people figure it out over time, it's not ideal. It's -- certainly, these people aren't making very much money doing it this way, but they're figuring it out.

Randy Binner:  Okay. I guess just one more as long as I have it. Just on the investment income. Is that -- was there unusual items in that this quarter? Or is this -- are we kind of seeing a run rate around this level of yield?

Aaron Diefenthaler: Randy, this is Aaron. A couple of moving parts there. This year, we've just held a little higher cash balance in the portfolio out of conservatism. That's weighed on things a bit. We do have a floating rate component to the portfolio as well. And as LIBOR has come down, that has an influence, and overall reinvestment rates are obviously in play here as well. So a number of moving parts there. We're trying to -- we're in the markets every single day, putting marginal cash flow to work in the best opportunities we see out there. So growing the portfolio is an important component of maintaining investment income as much as rates are as well. So hopefully, that stems the tide a bit.

Operator: We'll move on to our next question, and that is from Jeff Schmitt with William Blair.

Jeff Schmitt: Question on the casualty loss ratio ex cats, ex development. It's down quite a bit. It looks like as much as 400 basis points, but down quite a bit for the first time in a while. How much of that is driven by -- do you have a sense on how much is driven by lower frequency from the pandemic? Are we just at a point where rate is just that much above loss cost trends?

Todd Bryant: This is Todd. Most -- there's probably half of that or so that really is mix related. When you think about we're growing our personal umbrella and some other products that would be a little bit lower loss ratio, becoming a larger part of the book of business. And then you'd have a little bit on, I think, the liability portion of the -- of our GBA and maybe a little bit on small commercial that has seen a bit of a decrease. And I -- the second half of the year, the third quarter is really when our actuaries take a look at the current accident year booking ratio. And so on some of those, there was a bit of a reaction, but nothing significant. So you see it a little bit more from that standpoint in this quarter versus prior quarters. But a lot of the longer tail areas were growing the excess liability, and some of that Craig talked about, really no significant changes there at all.

Jeff Schmitt: Okay. So just not much in lower frequency in any of the products from the pandemic?

Craig Kliethermes: So Jeff, this is Craig. I mean, certainly, we've seen fewer claims and, I guess, in some sense, frequency. It varies by product. When it comes to like the way we look at booking things and stuff, we take a much more longer-term view. But certainly, in the short term, we've seen a reduction in claim counts and frequency of loss in both auto exposures, but across a lot of liability products. Obviously, Property, maybe a little bit the other way with the catastrophes and with the COVID claims. But -- so I mean -- I think we believe -- we usually take a pretty cautious approach to that. We're not going to assume some kind of short-term trend is going to happen or continue for the intermediate or longer term. And we've always taken that approach long before COVID or any other event like this. We've always taken a much longer-term view of trends, loss cost trends. We don't think we're very good predictors of that. So we like to take a much longer-term view. So we don't like to recognize good news very quickly, obviously, or what we think might be good news because a transaction materializes over 3, 4, 5, 6 years in Casualty. So you really don't know. But it takes us a while that to work through any kind of accident year numbers just because of our approach.

Jeff Schmitt: Okay. That makes sense. And then just on the E&S business in general. I mean, there's been a dislocation there, hardening market there obviously, another tough year of cats. Are you seeing even more capacity constraints, rate increases just over the last month or 2? I mean is that hardening market, I guess, accelerating there that you've seen recently?

Craig Kliethermes: Well, I think it's -- what I talk to more broadly is on certainly in excess liability businesses in the E&S space, yes. But it's true also in the admitted space. We only play in some fairly narrow niches in the E&S space, construction being the largest, by far. I mean I know you hear a lot about disruption in the E&S space. A lot of that, by the way, is habitational business because we get calls every day from brokers asking us to consider habitational business. Although rates are much improved in that space, we don't know the rates plus the terms and conditions that are out there still allow us to feel comfortable that we can make a profit. So we're not looking to necessarily right now take advantage of those opportunities. But that doesn't mean if the market doesn't harden, we wouldn't get back in there.

Jeff Schmitt: Okay. And just one last one on investment income again. And heard what you said, Aaron. But I guess, more specifically, looking at that yield, it's 2.5%, it looks like, versus it had been 2.8%, 2.9%. I heard what you said where there's a bigger sort of cash component. But is that 2.5% yield, what we should be thinking about sort of as a run rate instead of that 2.8%, 2.9%?

Aaron Diefenthaler: I will tell you, current reinvestment rates are in the low 2s. So still below that reference yield that you just mentioned.

Operator: And we'll move on to our next question, and that is firm Meyer Shields with KBW.

Meyer Shields: Craig, in your comments, you talked about expanded distribution. And you actually mentioned that last quarter also. Is that something distinct from the opportunities in the hard market? Like is there some sort of distribution initiative that we should be considering?

Craig Kliethermes: Well, I think -- Meyer, I think, we've been looking at it for a while, and we have been talking about it for a while. I mean, particularly in our transactional businesses, we're looking ways to try to expand our products portfolio through other partnerships besides just our traditional partnerships, that doesn't mean we're going direct. That's not what we're doing. But we are looking to partner with other people to kind of distribute our products. We've invested a lot in technology, APIs, things like that, to try to make it easy for other producers, and in some cases, aggregators when it comes to box underwriting, aggregators of way to distribute our business. So it's something we've been looking at for a while, particularly in that space, transactional type businesses. And we're going to continue to look at it. And I think that with disruption in the marketplace, you've got people that are more willing to have an open door to that discussion.

Meyer Shields: Okay. That makes sense. So again, switch gears, briefly to the reserving side, obviously, phenomenal reserve releases. Is there an element of increasing conservatism because of the potential that the pandemic and everything else is going on changes loss development patterns? Have your processes and assumptions changed at all for that?

Todd Bryant: Meyer, this is Todd. They have not. I think our actuaries approach things the same way. I mean, certainly, COVID is unique, and that's why we call it out a bit. But the processes have not changed. If you look at -- just look at the development quarter-over-quarter, right, compared to last year. Certainly, it was larger. But from a product standpoint, you would have had some change in maybe a couple of products that would have been adverse that were favorable this quarter. I mean most -- all products were favorable. So you'll get a little bit more on Casualty from that standpoint. Transportation was a bit more favorable. We would have had the medical professional book that we exited at the beginning of 2019, had a couple of million of adverse on the 2018 year -- last year in the third quarter. And then I think if you look at Surety, I don't think we had any favorable development in the third quarter comparatively, and there was, I think, around $3 million there. So not really any -- no changes in the approach from our actuary standpoint, though.

Craig Kliethermes: But an element to add is that, I mean we -- I think our claim and actuarial team do a phenomenal job talking to each other. And we've learned, we've gotten better over the time to have those conversations. We have regular conversations. The actuaries are engaged. They're not doing the reserving methodologies in a vacuum or in a closet. They're having conversations as they look at data, trying to help explain why are things coming in better, whatever. And the claims people say, hey, you know what, it might be a temporary thing. I can't say how that might work into an actuary's head as far as things go. And as well as, Meyer, we have multiple actuarial methods, and many of those don't respond very quickly to just the short-term frequency and severity issues.

Todd Bryant: I'm -- Meyer, I'm still trying to understand how the Cape Cod method impact things. I kind of quit trying on that.

Meyer Shields: All right. We could take that part offline. I'm happy to go through it with you. Final question, if I can. Every day when we look at insurance, new sources, there's a lot of talent moving around the space. People are looking to form new companies. What are you guys seeing in terms of, I don't know, retention opportunities for recruitment on the underwriting side? Are things changing in dramatically as few headlines might suggest?

Craig Kliethermes: Well, Meyer, we do notice that there's a lot of new people raising capital out there. I mean, we -- obviously, we always look for good people that are a good fit to our culture and bring something to the table. So -- but we haven't seen a lot. A lot of times, those people open up new shops. They don't get into a lot of the smaller, mid-sized accounts that we write because it's a little harder to get into than going out with bigger, let's say, a $5 million, $10 million account, bigger accounts, midsize to larger accounts. It's a little easier to kind of open up your door and start writing that business. That's not really a space we're in. So we have not run into them yet. That doesn't mean we're not going to. Because, obviously -- I mean every day, I read about a new team that's raising capital. I don't know where they're funding all these people. Fortunately, we've not literally lost any key people throughout this time frame. So I don't have a good answer, I guess.

Operator: And we'll move on to our next question, and that is from Scott Heleniak with RBC Capital Markets.

Scott Heleniak: Just wondering on Surety, if you can talk about kind of what you're seeing in terms of impact on the economy, construction of this business and whether you're seeing signs of improving growth outlook there. You had a little bit of growth that turned positive, and wondering what you're seeing there in terms of all those things. And if you see any kind of -- any change in uptick in claims since COVID-19 started? Anything you can add on just what's going on there?

Craig Kliethermes: I mean, we obviously had a few small, I think, incidents that were reported to us. I don't think we've paid, well, we haven't paid anything, I mean, on surety claims.  They were relatively small. I mean I think that anytime there's a financial downturn, there's going to be more financial stress on some of these organizations. We look and try to write the best management teams and the best financially run companies, which usually means that even when they do run into financial problems, somebody wants to continue to run that business, a lot of times with the same management team. So we think construction, which we write in the construction space there. Certainly, in the short term, construction work is continuing. We're always concerned that what happens if it's a prolonged downturn in the economy, will that type of construction work continue. So I can't predict the future on that, but we're always -- but in the short term, I think we haven't really been as impacted as I might have expected. On the small miscellaneous transactional stuff, license, bonds and things like that, I mean there's been a little slowdown there because sometimes the court houses aren't open. The normal obligees that would need a bond or want a bond, they're not open for business right now, so -- or many new opportunities. So -- I mean we're hopeful. We did -- we think we've done a good job. We're probably one of the most conservative underwriters, I think, well, across the board, but particularly in Surety. And I think that will serve us well in the long term.

Scott Heleniak: Okay. It sounds like that business is solid in and pretty stable. Question on Casualty, the growth that picked up quite a bit compared to where it had been the past couple of quarters in double digits. And I know you mentioned some lines, but is there a particular class where you saw a big pickup, Q3 versus the past few quarters, you saw a lot more opportunities than maybe you did at the beginning of the year or in Q2? Or it's just across the board?

Todd Bryant: Yes, some of it's going to be a little less drag from the transportation standpoint. And it was still down, but not to the level it was.

Craig Kliethermes: I think that's largely -- the explanation is that, that first or second quarter, I guess it was during the first quarter and some in second quarter, we had to basically returned a lot of premium, which was an offset stuff that was already written. So that was quite a bit of a headwind. Now you're starting to see some people reinstate some of their buses. Not all of them, they're not back to 100% capacity, but they're bringing some back online, which is a good thing. And you're not, so don't have any negative offsets that you had before that we had to take care of because of the immediate impact of what happened.

Scott Heleniak: Yes. That makes sense. And on the expense ratio, that's come down quite a bit this year. And I know you mentioned some expense deferrals and curtailments, and wonder if you expect to see that creep up in 2021 as some of those costs. I know you mentioned some of the investments, but would some of those come back online or you still think you'll be able to kind of maintain it where it is?

Todd Bryant: A lot of it, as I mentioned, is really how our incentive plans go. That's the larger impact. Certainly, there's just the natural reduction from T&E, that type of stuff, with people not traveling. We certainly will look for that to move up as Craig talked about. I mean, we want our folks out there visiting, building the relationships from that standpoint. But we're looking at a number of things on the efficiency front. And certainly, growth in revenue certainly helps from that standpoint. So we'll keep plugging away at it, for sure.

Scott Heleniak: Yes. Okay. And last one is just on reinsurance prices, which by all accounts, those are going to be up for January 1 and next year, just like primary pricing. Just wondering how you anticipate your January 1 renewals. Whether you anticipate making any kind of changes based on what you're seeing now? Or how are you thinking about that?

Craig Kliethermes: Yes. I mean first of all, I'll tell you what we tell the reinsurers, we're getting rates so they don't have to. But -- and we ask them to differentiate us based on our past performance and their partnership with us. But I don't think we anticipate any substantial or even marginal changes necessarily in our retentions or how much we buy. We always price that business and look at what we think is a fair price, and we may adjust our co-participations in certain layers because we think the price is too high or maybe if it's a great price, we might buy more. But that's always on the margins. That's not – I mean we view reinsurers -- first and foremost, security is the most important. And we're looking for people that value our business model and want long-term partnerships.

Operator: At this time, there are no further questions. I will now turn the conference back over to Mr. Jonathan Michael.

Jon Michael: Thank you for joining us again. Another good quarter, a hardening market. We're bullish on our ability to perform during this time. We've done it. Our associates are incredible. So thank you again. And Todd, I just wanted to point out, it's in Madrid and in Milan. It's not [ Izaias ], it’s Isaias. Thank you all.

Operator: Thank you. Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112 with an ID number of 1611920. This concludes our conference for today. Thank you all for participating, and have a nice day. All participants may now disconnect.

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